Exhibit 99.1
Post Holdings Reports Results for the Second Quarter of Fiscal Year 2025; Raises Fiscal Year 2025 Outlook
St. Louis - May 8, 2025 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the second fiscal quarter ended March 31, 2025.
Highlights:
•Second quarter net sales of $2.0 billion
•Operating profit of $182.2 million; net earnings of $62.6 million and Adjusted EBITDA (non-GAAP)* of $346.5 million
•Raised fiscal year 2025 Adjusted EBITDA (non-GAAP)* outlook to $1,430-$1,470 million
*For additional information regarding non-GAAP measures, such as Adjusted EBITDA, Adjusted net earnings, Adjusted diluted earnings per common share and segment Adjusted EBITDA, see the related explanations presented under “Use of Non-GAAP Measures” later in this release. Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including the adjustments described under “Outlook” below.
Basis of Presentation
On March 3, 2025, Post completed its acquisition of Potato Products of Idaho, L.L.C., the results of which are included in the Refrigerated Retail and Foodservice segments.
Second Quarter Consolidated Operating Results
Net sales were $1,952.1 million, a decrease of 2.3%, or $46.9 million, compared to $1,999.0 million in the prior year period and included $2.3 million in net sales from acquisitions in the current year period. Excluding the benefit from acquisitions in the current year period, net sales growth in Foodservice (driven by incremental highly pathogenic avian influenza pricing and protein shake volume growth) was offset by declines in Post Consumer Brands (driven by cereal category declines and decreased pet food distribution), Refrigerated Retail (primarily driven by the shifting of holiday demand out of the quarter) and Weetabix (primarily driven by declines in non-biscuit branded products and the exit of bars). Gross profit was $545.8 million, or 28.0% of net sales, a decrease of 5.8%, or $33.8 million, compared to $579.6 million, or 29.0% of net sales, in the prior year period.
Selling, general and administrative (“SG&A”) expenses were $314.8 million, or 16.1% of net sales, a decrease of 7.8%, or $26.5 million, compared to $341.3 million, or 17.1% of net sales, in the prior year period. Operating profit was $182.2 million, a decrease of 4.2%, or $7.9 million, compared to $190.1 million in the prior year period.
Net earnings were $62.6 million, a decrease of 35.6%, or $34.6 million, compared to $97.2 million in the prior year period. Net earnings included expense on swaps, net of $5.5 million in the second quarter of fiscal year 2025, compared to income of $13.3 million in the prior year period, which were treated as adjustments for non-GAAP measures.
Diluted earnings per common share were $1.03, compared to $1.48 in the prior year period. Adjusted net earnings (non-GAAP)* were $88.7 million, compared to $101.9 million in the prior year period. Adjusted diluted earnings per common share (non-GAAP)* were $1.41, compared to $1.51 in the prior year period.
Adjusted EBITDA was $346.5 million, an increase of 0.4%, or $1.3 million, compared to $345.2 million in the prior year period.
Six Month Consolidated Operating Results
Net sales were $3,926.8 million, a decrease of 1.0%, or $38.1 million, compared to $3,964.9 million in the prior year period. Gross profit was $1,141.1 million, or 29.1% of net sales, a decrease of 1.0%, or $11.1 million, compared to $1,152.2 million, or 29.1% of net sales, in the prior year period.

SG&A expenses were $646.4 million, or 16.5% of net sales, a decrease of 2.7%, or $17.8 million, compared to $664.2 million, or 16.8% of net sales, in the prior year period. Operating profit was $396.3 million, a decrease of 0.8%, or $3.1 million, compared to $399.4 million in the prior year period.
Net earnings were $175.9 million, a decrease of 5.1%, or $9.4 million, compared to $185.3 million in the prior year period. Net earnings included the following:

	Six Months Ended March 31,
(in millions)	2025	2024
Loss (gain) on extinguishment of debt, net (1)	$5.8	$(2.8)
(Income) expense on swaps, net (1)	(9.9)	7.8
(1) Discussed later in this release and were treated as adjustments for non-GAAP measures.
Diluted earnings per common share were $2.83 in both the current and prior year periods. Adjusted net earnings were $200.7 million, compared to $215.6 million in the prior year period. Adjusted diluted earnings per common share were $3.13, compared to $3.19 in the prior year period.
Adjusted EBITDA was $716.4 million, an increase of 1.7%, or $11.7 million, compared to $704.7 million in the prior year period.
Post Consumer Brands
Primarily North American ready-to-eat (“RTE”) cereal, pet food and peanut butter.
For the second quarter, net sales were $987.9 million, a decrease of 7.3%, or $77.6 million, compared to the prior year period, driven primarily by a decrease in volumes of 5.8%. Cereal volumes decreased 6.3%, primarily driven by category declines. Pet food volumes decreased by 5.4%, primarily driven by reductions in private label and co-manufactured products and distribution losses, partially offset by shifts in customer inventories in the current year period. Segment profit was $139.6 million, a decrease of 0.1%, or $0.1 million, compared to the prior year period. Segment Adjusted EBITDA (non-GAAP)* was $203.8 million, an increase of 2.4%, or $4.8 million, compared to the prior year period.
For the six months ended March 31, 2025, net sales were $1,951.8 million, a decrease of 5.0%, or $102.3 million, compared to the prior year period. Segment profit was $270.6 million, a decrease of 0.7%, or $1.8 million, compared to the prior year period. Segment Adjusted EBITDA was $408.6 million, an increase of 5.1%, or $19.8 million, compared to the prior year period.
Weetabix
Primarily United Kingdom RTE cereal, muesli and protein-based shakes.
For the second quarter, net sales were $131.7 million, a decrease of 4.6%, or $6.3 million, compared to the prior year period. Net sales reflected a foreign currency exchange rate headwind of approximately 70 basis points. Volumes decreased 7.1%, primarily driven by the strategic exit of low-performing products, the impact of planned lower promotional activity and cereal category declines. Segment profit was $18.2 million, an increase of 0.6%, or $0.1 million, compared to the prior year period. Segment Adjusted EBITDA was $30.3 million, an increase of 9.0%, or $2.5 million, compared to the prior year period.
For the six months ended March 31, 2025, net sales were $259.3 million, a decrease of 2.9%, or $7.8 million, compared to the prior year period. Segment profit was $34.1 million, a decrease of 12.8%, or $5.0 million, compared to the prior year period. Segment Adjusted EBITDA was $58.3 million, a decrease of 0.2%, or $0.1 million, compared to the prior year period.
Foodservice
Primarily egg and potato products.
For the second quarter, net sales were $607.9 million, an increase of 9.6%, or $53.1 million, compared to the prior year period. Volumes increased 2.8%, driven by the inclusion of ready-to-drink shakes in the current year period, partially offset by declines in egg and potato volumes. Segment profit was $61.5 million, a decrease of 4.7%, or $3.0 million, compared to the prior year period. Segment Adjusted EBITDA was $96.0 million, a decrease of 5.6%, or $5.7 million, compared to the prior year period.
For the six months ended March 31, 2025, net sales were $1,224.5 million, an increase of 9.1%, or $102.6 million, compared to the prior year period. Segment profit was $147.6 million, an increase of 5.3%, or $7.4 million, compared to the prior year period. Segment Adjusted EBITDA was $212.8 million, an increase of 2.6%, or $5.3 million, compared to the prior year period.

Refrigerated Retail
Primarily side dish, egg, cheese and sausage products.
For the second quarter, net sales were $224.6 million, a decrease of 6.6%, or $15.8 million, compared to the prior year period. Volumes declined 4.9%, primarily due to the shifting of holiday timing in the current and prior year periods. Volume information by product is disclosed in a table presented later in this release. Segment profit was $16.2 million, a decrease of 27.7%, or $6.2 million, compared to the prior year period. Segment Adjusted EBITDA was $34.7 million, a decrease of 14.3%, or $5.8 million, compared to the prior year period.
For the six months ended March 31, 2025, net sales were $491.2 million, a decrease of 5.8%, or $30.1 million, compared to the prior year period. Segment profit was $40.4 million, a decrease of 30.3%, or $17.6 million, compared to the prior year period. Segment Adjusted EBITDA was $76.3 million, a decrease of 18.9%, or $17.8 million, compared to the prior year period.
Interest, Loss (Gain) on Extinguishment of Debt, Expense (Income) on Swaps and Income Tax
Interest expense, net was $87.0 million in the second quarter of fiscal year 2025, compared to $80.0 million in the second quarter of fiscal year 2024. Interest expense, net was $171.1 million in the six months ended March 31, 2025, compared to $158.1 million in the prior year period. The increase in interest expense, net in the three and six months ended March 31, 2025 was driven by higher average outstanding principal amounts of debt and a higher weighted-average interest rate, partially offset by higher interest income compared to the prior year periods.
No gain or loss on extinguishment of debt, net was recorded in the second quarter of fiscal year 2025. Loss on extinguishment of debt, net of $0.3 million was recorded in the second quarter of fiscal year 2024. Loss on extinguishment of debt, net of $5.8 million was recorded in the six months ended March 31, 2025 in connection with Post’s redemption of its outstanding 5.625% senior notes due January 2028. Gain on extinguishment of debt, net of $2.8 million was recorded in the six months ended March 31, 2024.
Expense (income) on swaps, net relates to mark-to-market adjustments and settlements on interest rate swaps. Expense on swaps, net was $5.5 million in the second quarter of fiscal year 2025, compared to income of $13.3 million in the prior year period. Income on swaps, net was $9.9 million in the six months ended March 31, 2025, compared to expense of $7.8 million in the prior year period.
Income tax expense was $20.0 million in the second quarter of fiscal year 2025, an effective income tax rate of 24.3%, compared to $28.6 million in the second quarter of fiscal year 2024, an effective income tax rate of 22.7%. Income tax expense was $52.1 million in the six months ended March 31, 2025, an effective tax rate of 22.9%, compared to $57.1 million in the prior year period, an effective tax rate of 23.5%.
Share Repurchases
During the second quarter of fiscal year 2025, Post repurchased 1.7 million shares of its common stock for $191.6 million at an average price of $110.19 per share. During the six months ended March 31, 2025, Post repurchased 3.3 million shares for $372.7 million at an average price of $112.19 per share. Subsequent to the end of the second quarter of fiscal year 2025 through May 7, 2025, Post repurchased 0.2 million shares for $17.4 million at an average price of $113.25 per share. As of May 7, 2025, Post had $397.9 million remaining under its share repurchase authorization.
Outlook
Post management raised its guidance range for fiscal year 2025 Adjusted EBITDA to $1,430-$1,470 million from $1,420-$1,460 million. This guidance includes two key assumptions for Post’s Foodservice segment related to avian influenza:
•Post expects to recover the cost before pricing impact incurred in the second fiscal quarter, which was approximately $30 million, and which Post previously expected to be in the range of $30-$50 million, in the balance of the fiscal year.
•Post continues to expect recovery of lost egg supply over the remainder of the fiscal year and assumes that there are no additional avian influenza outbreaks within Post’s controlled farms.
Post management expects fiscal year 2025 capital expenditures to range between $390-$430 million, which includes Post Consumer Brands investment in network optimization, announced plant closures and pet food safety and capacity, for aggregate expenditures of $100-$110 million. This also includes Foodservice investment in the completion of the Norwalk, Iowa precooked egg facility expansion and continued cage-free egg facility expansion, for aggregate expenditures of $80-$90 million.

Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for income/expense on swaps, net, integration and transaction costs, mark-to-market adjustments on equity security investments, mark-to-market adjustments on commodity and foreign exchange hedges, gain/loss on extinguishment of debt, net, equity method investment adjustment and other charges reflected in Post’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings/loss, Adjusted diluted earnings/loss per common share, Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales, segment Adjusted EBITDA as a percentage of Net Sales and free cash flow. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of bonuses for its executive officers and employees. Additionally, Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of Post and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding Post’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures.”
Conference Call to Discuss Earnings Results and Outlook
Post will host a conference call on Friday, May 9, 2025 at 9:00 a.m. ET to discuss financial results for the second quarter of fiscal year 2025 and fiscal year 2025 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, Jeff A. Zadoks, Executive Vice President and Chief Operating Officer, and Matthew J. Mainer, Executive Vice President, Chief Financial Officer and Treasurer, will participate in the call.
Interested parties may join the conference call by dialing (800) 445-7795 in the U.S. and (785) 424-1699 from outside of the U.S. The conference identification number is POSTQ225. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investors portion of Post’s website at www.postholdings.com.
A replay of the conference call will be available through Friday, May 16, 2025 by dialing (800) 753-6121 in the U.S. and (402) 220-2676 from outside of the U.S. A webcast replay also will be available for a limited period on Post’s website in the Investors section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the prospective financial information provided in this release, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided in this release is only an estimate of what Post’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on Post’s conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for fiscal year 2025, Post’s expectations regarding the financial impact of avian influenza and Post’s capital expenditure outlook for fiscal year 2025. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,”

“anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•disruptions or inefficiencies in Post’s supply chain, tariffs, inflation, labor shortages, public health crises, climatic events, avian influenza and other agricultural diseases and pests, fires and other events beyond Post’s control;
•changes in economic conditions, financial instability, disruptions in capital and credit markets, changes in interest rates and fluctuations in foreign currency exchange rates;
•volatility in the cost or availability of inputs to Post’s businesses (including raw materials, energy and other supplies and freight);
•Post’s and its customers’ ability to compete in their respective product categories, including the success of pricing, advertising and promotional programs and the ability to anticipate and respond to changes in consumer and customer preferences and behaviors;
•Post’s ability to hire and retain talented personnel, increases in labor-related costs, employee safety, labor strikes, work stoppages, unionization efforts and other labor disruptions;
•Post’s high leverage, its ability to obtain additional financing and service its outstanding debt (including covenants restricting the operation of its businesses) and a potential downgrade in Post’s credit ratings;
•Post’s ability to successfully implement business strategies to reduce costs;
•Post’s reliance on third parties and others for the manufacture of many of its products;
•costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents, information security breaches or enterprise resource planning system implementations;
•allegations that Post’s products cause injury or illness, product recalls and withdrawals, product liability claims and other related litigation;
•compliance with existing and changing laws and regulations;
•the impact of litigation;
•Post’s ability to successfully integrate the pet food assets and operations acquired in April 2023 and in the Perfection Pet Foods, LLC acquisition, deliver on the expected financial contribution, cost savings and synergies from these acquisitions and maintain relationships with employees, customers and suppliers for the acquired businesses, while maintaining focus on Post’s pre-acquisition businesses;
•Post’s ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions;
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;
•the success of new product introductions;
•differences in Post’s actual operating results from any of its guidance regarding Post’s future performance;
•impairment in the carrying value of goodwill, other intangibles or long-lived assets;
•risks associated with Post’s international businesses;
•business disruption or other losses from changes in governmental administrations, political instability, terrorism, war or armed hostilities or geopolitical tensions;
•risks related to the intended tax treatment of Post’s divestitures of its interest in BellRing Brands, Inc.;
•Post’s ability to protect its intellectual property and other assets and to license third-party intellectual property;
•costs associated with the obligations of Bob Evans Farms, Inc. (“Bob Evans”) in connection with the sale of its restaurants business, including certain indemnification obligations and Bob Evans’s payment and performance obligations as a guarantor for certain leases;
•changes in critical accounting estimates;
•losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;
•conflicting interests or the appearance of conflicting interests resulting from any of Post’s directors and officers also serving as directors or officers of other companies; and
•other risks and uncertainties described in Post’s filings with the Securities and Exchange Commission.
These forward-looking statements represent Post’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American ready-to-eat cereal and pet food categories and also markets Peter Pan® peanut butter. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post participates in the private brand food category through its ownership interest in 8th Avenue Food & Provisions, Inc. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959
Media Relations
Tara Gray
tara.gray@postholdings.com
(314) 644-7648

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Net Sales	$1,952.1	$1,999.0	$3,926.8	$3,964.9
Cost of goods sold	1,406.3	1,419.4	2,785.7	2,812.7
Gross Profit	545.8	579.6	1,141.1	1,152.2
Selling, general and administrative expenses	314.8	341.3	646.4	664.2
Amortization of intangible assets	49.1	46.4	98.2	92.1
Other operating (income) expense, net	(0.3)	1.8	0.2	(3.5)
Operating Profit	182.2	190.1	396.3	399.4
Interest expense, net	87.0	80.0	171.1	158.1
Loss (gain) on extinguishment of debt, net	—	0.3	5.8	(2.8)
Expense (income) on swaps, net	5.5	(13.3)	(9.9)	7.8
Other expense (income), net	7.3	(2.8)	1.5	(6.3)
Earnings before Income Taxes and Equity Method (Earnings) Loss	82.4	125.9	227.8	242.6
Income tax expense	20.0	28.6	52.1	57.1
Equity method (earnings) loss, net of tax	(0.2)	—	(0.3)	0.1
Net Earnings Including Noncontrolling Interest	62.6	97.3	176.0	185.4
Less: Net earnings attributable to noncontrolling interest	—	0.1	0.1	0.1
Net Earnings	$62.6	$97.2	$175.9	$185.3

Earnings per Common Share:
Basic	$1.11	$1.60	$3.07	$3.06
Diluted	$1.03	$1.48	$2.83	$2.83
Weighted-Average Common Shares Outstanding:
Basic	56.4	60.8	57.3	60.6
Diluted	63.1	67.6	64.1	67.5

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	March 31, 2025	September 30, 2024

ASSETS
Current Assets
Cash and cash equivalents	$617.6	$787.4
Restricted cash	7.7	3.5
Receivables, net	697.8	582.9
Inventories	718.6	754.2
Prepaid expenses and other current assets	125.8	103.6
Total Current Assets	2,167.5	2,231.6

Property, net	2,381.2	2,311.7
Goodwill	4,734.2	4,700.7
Other intangible assets, net	3,039.4	3,146.0
Other assets	476.8	464.2
Total Assets	$12,799.1	$12,854.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1.2	$1.2
Accounts payable	559.8	483.8
Other current liabilities	454.8	459.9
Total Current Liabilities	1,015.8	944.9

Long-term debt	6,944.6	6,811.6
Deferred income taxes	656.7	653.0
Other liabilities	340.6	343.4
Total Liabilities	8,957.7	8,752.9

Shareholders’ Equity
Common stock	0.9	0.9
Additional paid-in capital	5,330.4	5,331.5
Retained earnings	1,959.1	1,783.2
Accumulated other comprehensive (loss) income	(52.9)	6.4
Treasury stock, at cost	(3,406.9)	(3,031.4)
Total Shareholders’ Equity Excluding Noncontrolling Interest	3,830.6	4,090.6
Noncontrolling interest	10.8	10.7
Total Shareholders’ Equity	3,841.4	4,101.3
Total Liabilities and Shareholders’ Equity	$12,799.1	$12,854.2

SELECTED CONDENSED CONSOLIDATED CASH FLOWS
INFORMATION (Unaudited)
(in millions)

	Six Months Ended March 31,
	2025	2024
Cash provided by (used in):
Operating activities	$471.1	$424.0
Investing activities, including capital expenditures of $229.5 and $179.5	(342.2)	(432.6)
Financing activities	(292.7)	237.1
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.8)	1.9
Net (decrease) increase in cash, cash equivalents and restricted cash	$(165.6)	$230.4

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Net Sales
Post Consumer Brands	$987.9	$1,065.5	$1,951.8	$2,054.1
Weetabix	131.7	138.0	259.3	267.1
Foodservice	607.9	554.8	1,224.5	1,121.9
Refrigerated Retail	224.6	240.4	491.2	521.3
Corporate	—	0.3	—	0.5
Total	$1,952.1	$1,999.0	$3,926.8	$3,964.9
Segment Profit
Post Consumer Brands	$139.6	$139.7	$270.6	$272.4
Weetabix	18.2	18.1	34.1	39.1
Foodservice	61.5	64.5	147.6	140.2
Refrigerated Retail	16.2	22.4	40.4	58.0

SUPPLEMENTAL REFRIGERATED RETAIL SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Retail segment.

Product	Volume Percentage Change
All	(4.9%)
Side dishes	(8.2%)
Egg	(3.9%)
Cheese	(15.0%)
Sausage	(5.1%)

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. GAAP. These non-GAAP measures include Adjusted net earnings/loss, Adjusted diluted earnings/loss per common share, Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales, segment Adjusted EBITDA as a percentage of Net Sales and free cash flow. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Adjusted net earnings/loss and Adjusted diluted earnings/loss per common share
Post believes Adjusted net earnings/loss and Adjusted diluted earnings/loss per common share are useful to investors in evaluating Post’s operating performance because they exclude items that affect the comparability of Post’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings/loss and Adjusted diluted earnings/loss per common share are adjusted for the following items:
a.Income/expense on swaps, net: Post has excluded the impact of mark-to-market adjustments and cash settlements on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments are not consistent.
b.Restructuring and facility closure costs, including accelerated depreciation: Post has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
c.Integration costs and transaction costs: Post has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as Post believes that these exclusions allow for more meaningful evaluation of Post’s current operating performance and comparisons of Post’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or Post’s performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the transaction and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future transactions. By excluding these expenses, management is better able to evaluate Post’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for Post.
d.Mark-to-market adjustments on equity security investments: Post has excluded the impact of mark-to-market adjustments on equity security investments due to the inherent volatility associated with such amounts based on changes in market pricing variations and as the amount and frequency of such adjustments are not consistent. Additionally, these adjustments are primarily non-cash items and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
e.Mark-to-market adjustments on commodity and foreign exchange hedges: Post has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items, and the amount and frequency of such adjustments are not consistent.
f.Debt premiums paid/discounts received, net: Post has excluded payments and other expenses for premiums on debt extinguishment, net of gains realized on debt repurchased at a discount, as such payments are inconsistent in amount and frequency. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
g.Gain on bargain purchase: Post has excluded gains recorded for acquisitions in which the fair value of the net assets acquired exceeds the purchase price and adjustments to such gains as such amounts are inconsistent in amount and frequency. Post believes such gains and adjustments are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post, and such amounts are not factored into the performance of acquisitions after their completion.
h.Inventory revaluation adjustment on acquired businesses: Post has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of Post’s acquisitions.

i.Advisory income: Post has excluded advisory income received from 8th Avenue Food & Provisions, Inc. as Post believes such income does not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
j.Asset disposal costs: Post has excluded costs recorded in connection with the disposal of certain assets which were never put into use and/or the demolition and site remediation of unused facilities as the amount and frequency of these costs are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
k.Provision for legal settlements: Post has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
l.Income tax effect on adjustments: Post has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as Post believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.
Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales and segment Adjusted EBITDA as a percentage of Net Sales
Post believes that Adjusted EBITDA is useful to investors in evaluating Post’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of Post’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Post believes that segment Adjusted EBITDA is useful to investors in evaluating Post’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results. Post believes that Adjusted EBITDA as a percentage of Net Sales and segment Adjusted EBITDA as a percentage of Net Sales are measures useful to investors in evaluating Post’s operating performance because they allow for meaningful comparison of operating performance across periods.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for income tax expense/benefit, interest expense, net and depreciation and amortization, and the following adjustments discussed above: income/expense on swaps, net, restructuring and facility closure costs, integration costs and transaction costs, mark-to-market adjustments on equity security investments, mark-to-market adjustments on commodity and foreign exchange hedges, gain on bargain purchase, inventory revaluation adjustment on acquired businesses, advisory income, asset disposal costs and provision for legal settlements. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:
m.Stock-based compensation: Post’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. Post has excluded stock-based compensation as stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of Post’s operating performances to other periods.
n.Gain/loss on extinguishment of debt, net: Post has excluded gains and losses recorded on extinguishment of debt, inclusive of payments for premiums, the write-off of debt issuance costs, tender fees and the write-off of net unamortized debt premiums, net of gains realized on debt repurchased at a discount, as such gains and losses are inconsistent in amount and frequency. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
o.Equity method investment adjustment: Post has included adjustments for its portion of income tax expense/benefit, interest expense, net and depreciation and amortization for Weetabix’s unconsolidated investment accounted for using equity method accounting as Post believes these adjustments contribute to a more meaningful evaluation of Post’s current operating performance.
p.Noncontrolling interest adjustment: Post has included adjustments for income tax expense/benefit, interest expense, net and depreciation and amortization for Weetabix’s consolidated investment which is attributable to the noncontrolling owners of Weetabix’s consolidated investment as Post believes these adjustments contribute to a more meaningful evaluation of Post’s current operating performance.

Free cash flow
Free cash flow is a non-GAAP measure which represents net cash provided by operating activities less capital expenditures. Post believes free cash flow is useful to investors in evaluating Post’s ability to service debt and repurchase shares of its common stock.

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Net Earnings	$62.6	$97.2	$175.9	$185.3

Adjustments:
Expense (income) on swaps, net	5.5	(13.3)	(9.9)	7.8
Restructuring and facility closure costs, including accelerated depreciation	11.0	7.3	14.6	17.1
Integration costs	5.1	7.6	20.7	14.1
Mark-to-market adjustments on equity security investments	9.9	(0.2)	6.6	(1.2)
Mark-to-market adjustments on commodity and foreign exchange hedges	2.3	3.3	(4.4)	8.3
Transaction costs	0.4	0.1	1.0	2.3
Debt premiums paid (discounts received), net	—	1.7	4.4	(1.6)
Gain on bargain purchase	—	—	—	(6.2)
Inventory revaluation adjustment on acquired businesses	—	—	—	1.0
Advisory income	(0.1)	(0.2)	(0.3)	(0.3)
Asset disposal costs	0.2	—	0.4	—
Provision for legal settlements	0.1	0.4	0.1	0.5
Total Net Adjustments	34.4	6.7	33.2	41.8
Income tax effect on adjustments (1)	(8.3)	(2.0)	(8.4)	(11.5)
Adjusted Net Earnings	$88.7	$101.9	$200.7	$215.6

(1) Income tax effect on adjustments was calculated on all items, except income/expense on swaps, net and gain on bargain purchase, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Income tax effect for gain on bargain purchase was calculated using a rate of 0.0%.

RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Diluted Earnings per Common Share	$1.03	$1.48	$2.83	$2.83
Adjustment to Diluted Earnings per Common Share for impact of interest expense, net of tax, related to convertible senior notes (1)	(0.04)	(0.04)	(0.08)	(0.08)

Adjustments:
Expense (income) on swaps, net	0.09	(0.20)	(0.16)	0.11
Restructuring and facility closure costs, including accelerated depreciation	0.17	0.11	0.23	0.25
Integration costs	0.08	0.11	0.32	0.21
Mark-to-market adjustments on equity security investments	0.16	—	0.10	(0.02)
Mark-to-market adjustments on commodity and foreign exchange hedges	0.04	0.05	(0.07)	0.12
Transaction costs	0.01	—	0.02	0.03
Debt premiums paid (discounts received), net	—	0.03	0.07	(0.02)
Gain on bargain purchase	—	—	—	(0.09)
Inventory revaluation adjustment on acquired businesses	—	—	—	0.01
Provision for legal settlements	—	0.01	—	0.01
Total Net Adjustments	0.55	0.11	0.51	0.61
Income tax effect on adjustments (2)	(0.13)	(0.04)	(0.13)	(0.17)
Adjusted Diluted Earnings per Common Share	$1.41	$1.51	$3.13	$3.19

(1) Represents the exclusion of interest expense, net of tax, associated with Post’s convertible senior notes, which was treated as an adjustment to income available to common shareholders for diluted earnings per common share. Post believes this exclusion allows for more meaningful comparison of performance to other periods.

(2) Income tax effect on adjustments was calculated on all items, except income/expense on swaps, net and gain on bargain purchase, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Income tax effect for gain on bargain purchase was calculated using a rate of 0.0%.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Net Earnings	$62.6	$97.2	$175.9	$185.3
Income tax expense	20.0	28.6	52.1	57.1
Interest expense, net	87.0	80.0	171.1	158.1
Depreciation and amortization	125.6	119.6	245.9	232.0
Stock-based compensation	20.3	20.7	40.1	39.8
Expense (income) on swaps, net	5.5	(13.3)	(9.9)	7.8
Restructuring and facility closure costs, excluding accelerated depreciation	7.6	1.1	11.2	8.8
Integration costs	5.1	7.6	20.7	14.1
Mark-to-market adjustments on equity security investments	9.9	(0.2)	6.6	(1.2)
Mark-to-market adjustments on commodity and foreign exchange hedges	2.3	3.3	(4.4)	8.3
Transaction costs	0.4	0.1	1.0	2.3
Loss (gain) on extinguishment of debt, net	—	0.3	5.8	(2.8)
Gain on bargain purchase	—	—	—	(6.2)
Inventory revaluation adjustment on acquired businesses	—	—	—	1.0
Advisory income	(0.1)	(0.2)	(0.3)	(0.3)
Asset disposal costs	0.2	—	0.4	—
Provision for legal settlements	0.1	0.4	0.1	0.5
Equity method investment adjustment	0.1	0.1	0.2	0.2
Noncontrolling interest adjustment	(0.1)	(0.1)	(0.1)	(0.1)
Adjusted EBITDA	$346.5	$345.2	$716.4	$704.7
Net Earnings as a percentage of Net Sales	3.2%	4.9%	4.5%	4.7%
Adjusted EBITDA as a percentage of Net Sales	17.8%	17.3%	18.2%	17.8%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED MARCH 31, 2025
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other
Segment Profit	$139.6	$18.2	$61.5	$16.2	$—
General corporate expenses and other	—	—	—	—	(60.6)
Other expense, net	—	—	—	—	7.3
Operating Profit	139.6	18.2	61.5	16.2	(53.3)
Other expense, net	—	—	—	—	(7.3)
Depreciation and amortization	59.4	11.8	32.1	18.1	4.2
Stock-based compensation	—	—	—	—	20.3
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	7.6
Integration costs	4.8	—	—	0.3	—
Mark-to-market adjustments on equity security investments	—	—	—	—	9.9
Mark-to-market adjustments on commodity and foreign exchange hedges	—	0.1	2.4	—	(0.2)
Transaction costs	—	—	—	—	0.4
Advisory income	—	—	—	—	(0.1)
Asset disposal costs	—	—	—	—	0.2
Provision for legal settlements	—	—	—	0.1	—
Equity method investment adjustment	—	0.3	—	—	—
Noncontrolling interest adjustment	—	(0.1)	—	—	—
Adjusted EBITDA	$203.8	$30.3	$96.0	$34.7	$(18.3)
Segment Profit as a percentage of Net Sales	14.1%	13.8%	10.1%	7.2%	—
Adjusted EBITDA as a percentage of Net Sales	20.6%	23.0%	15.8%	15.4%	—

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED MARCH 31, 2024
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other
Segment Profit	$139.7	$18.1	$64.5	$22.4	$—
General corporate expenses and other	—	—	—	—	(51.8)
Other income, net	—	—	—	—	(2.8)
Operating Profit	139.7	18.1	64.5	22.4	(54.6)
Other income, net	—	—	—	—	2.8
Depreciation and amortization	51.7	9.8	33.3	17.7	7.1
Stock-based compensation	—	—	—	—	20.7
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	1.1
Integration costs	7.6	—	—	—	—
Mark-to-market adjustments on equity security investments	—	—	—	—	(0.2)
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	3.9	—	(0.6)
Transaction costs	—	—	—	—	0.1
Advisory income	—	—	—	—	(0.2)
Provision for legal settlements	—	—	—	0.4	—
Equity method investment adjustment	—	0.1	—	—	—
Noncontrolling interest adjustment	—	(0.2)	—	—	—
Adjusted EBITDA	$199.0	$27.8	$101.7	$40.5	$(23.8)
Segment Profit as a percentage of Net Sales	13.1%	13.1%	11.6%	9.3%	—
Adjusted EBITDA as a percentage of Net Sales	18.7%	20.1%	18.3%	16.8%	—

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
SIX MONTHS ENDED MARCH 31, 2025
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other
Segment Profit	$270.6	$34.1	$147.6	$40.4	$—
General corporate expenses and other	—	—	—	—	(97.9)
Other expense, net	—	—	—	—	1.5
Operating Profit	270.6	34.1	147.6	40.4	(96.4)
Other expense, net	—	—	—	—	(1.5)
Depreciation and amortization	117.6	23.8	63.8	35.5	5.2
Stock-based compensation	—	—	—	—	40.1
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	11.2
Integration costs	20.4	—	—	0.3	—
Mark-to-market adjustments on equity security investments	—	—	—	—	6.6
Mark-to-market adjustments on commodity and foreign exchange hedges	—	0.1	1.4	—	(5.9)
Transaction costs	—	—	—	—	1.0
Advisory income	—	—	—	—	(0.3)
Asset disposal costs	—	—	—	—	0.4
Provision for legal settlements	—	—	—	0.1	—
Equity method investment adjustment	—	0.5	—	—	—
Noncontrolling interest adjustment	—	(0.2)	—	—	—
Adjusted EBITDA	$408.6	$58.3	$212.8	$76.3	$(39.6)
Segment Profit as a percentage of Net Sales	13.9%	13.2%	12.1%	8.2%	—
Adjusted EBITDA as a percentage of Net Sales	20.9%	22.5%	17.4%	15.5%	—

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
SIX MONTHS ENDED MARCH 31, 2024
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other
Segment Profit	$272.4	$39.1	$140.2	$58.0	$—
General corporate expenses and other	—	—	—	—	(104.0)
Other income, net	—	—	—	—	(6.3)
Operating Profit	272.4	39.1	140.2	58.0	(110.3)
Other income, net	—	—	—	—	6.3
Depreciation and amortization	101.2	19.4	65.8	35.6	10.0
Stock-based compensation	—	—	—	—	39.8
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	8.8
Integration costs	14.2	—	—	—	(0.1)
Mark-to-market adjustments on equity security investments	—	—	—	—	(1.2)
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	1.5	—	6.8
Transaction costs	—	—	—	—	2.3
Gain on bargain purchase	—	—	—	—	(6.2)
Inventory revaluation adjustment on acquired businesses	1.0	—	—	—	—
Advisory income	—	—	—	—	(0.3)
Provision for legal settlements	—	—	—	0.5	—
Equity method investment adjustment	—	0.1	—	—	—
Noncontrolling interest adjustment	—	(0.2)	—	—	—
Adjusted EBITDA	$388.8	$58.4	$207.5	$94.1	$(44.1)
Segment Profit as a percentage of Net Sales	13.3%	14.6%	12.5%	11.1%	—
Adjusted EBITDA as a percentage of Net Sales	18.9%	21.9%	18.5%	18.1%	—

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW (Unaudited)
(in millions)

	Six Months Ended March 31,
	2025	2024
Net cash provided by operating activities	$471.1	$424.0
Less: Capital expenditures	229.5	179.5
Free Cash Flow	$241.6	$244.5